As filed with the Securities and Exchange Commission on April 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Corautus Genetics Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0687976
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 Fifth Street, NW,

Suite 313,

Atlanta, Georgia 30308

(404) 526-6200

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Richard E. Otto	Copy to:
Corautus Genetics Inc.	Robert E. Tritt, Esq.
75 Fifth Street, NW	McKenna Long & Aldridge LLP
Suite 313	303 Peachtree Street, N.E.
Atlanta, Georgia 30308	Suite 5300
(Name and address of agent for service)	Atlanta, Georgia 30308
(404) 526-6200	(404) 527-4000
(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee

Common Stock, par value $0.001 per share	394,800	(1)	$6.005	(2)	$2,370,774	(2)	$300.38	(2)

(1)    Corautus Genetics Inc., a Delaware corporation, is registering 394,800 shares of Common Stock, of which 376,000 shares are currently outstanding and 18,800 shares are issuable upon the exercise of outstanding warrants of Corautus Genetics Inc.

(2)    Estimated solely for the purpose of calculating the registration fee which, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, is based upon the average of the high and low prices of Corautus Genetics Inc. Common Stock as quoted on the American Stock Exchange on April 26, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

394,800 SHARES

CORAUTUS GENETICS INC.

COMMON STOCK

This prospectus relates to resales of up to 394,800 shares of Common Stock of Corautus Genetics Inc. previously issued or to be issued by Corautus Genetics Inc. to the Selling Stockholders. We will not receive any proceeds from the sale of the shares. We will not be paying any underwriting discounts or commissions in this offering.

The Selling Stockholders identified in this prospectus, or their pledgees, donees, permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

We do not know when or in what amount a Selling Stockholder may offer shares for sale, including whether a Selling Stockholder will sell any or all of the shares offered by this prospectus.

Our common stock is traded under the symbol “CAQ” on the American Stock Exchange. On April 27, 2004, the last reported sale price of our common stock on the American Stock Exchange was $5.83 per share. We urge you to obtain current market quotations for our common stock.

The principal executive offices of Corautus Genetics Inc. are located at 75 Fifth Street, NW, Suite 313, Atlanta, Georgia 30308 and our telephone number is (404) 526-6200.

Investing in our Common Stock involves a high degree of risk. See “ Risk Factors” listed under the heading “Risks and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2003, which are incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the Selling Stockholders. Each time a Selling Stockholder sells securities, the Selling Stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the Selling Stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

As used in this prospectus, the terms “we,” “our,” and “us” may, depending on the context, refer to Corautus Genetics Inc., including its consolidated subsidiaries.

i

DESCRIPTION OF CORAUTUS GENETICS INC.

Corautus Genetics Inc. is a biopharmaceutical company dedicated to the development of innovative gene therapy products for the treatment of cardiovascular and vascular disease.

Corautus, formerly known as GenStar Therapeutics Corporation and UroGen Corp., was formed as a Delaware corporation on June 30, 1995 under the name UroGen Corp. UroGen operated as a division of Medstone International, Inc. between July 1, 1991 (Inception) and June 30, 1995. UroGen changed its name to GenStar Therapeutics Corporation in March 2000. Our original mission was to develop products to treat diseases in urology, with a particular interest in prostate cancer. We had licensed technology that used the IL-3 gene to treat several types of cancer, but did not have technology to deliver the gene. On July 8, 1998, we entered into an agreement with Baxter Healthcare Corporation in which we acquired the exclusive rights to gene delivery technologies and laboratory equipment. The gene delivery technology was used to enhance our existing technology and to develop products to deliver other genes. Prior to our license of the technology, Baxter had been developing this technology for the treatment of hemophilia and cancer and had continued to fund the development of our MAX-AD FVIII product for hemophilia through the date of treatment of the first patient in a clinical trial for that product in June 2001.

On February 5, 2003, GenStar Therapeutics Corporation completed a merger with Vascular Genetics Inc. and concurrently changed its name to Corautus Genetics Inc. The focus of the combined entity is the clinical development of gene therapy products using a vascular growth factor gene, VEGF-2, for the treatment of severe cardiovascular and vascular disease.

The shares of our common stock and options and warrants to purchase our common stock issued to the Vascular Genetics stockholders in connection with the merger represented approximately 50% of our outstanding common stock immediately after the merger, assuming exercise of all outstanding options and warrants to purchase common stock and the conversion of all preferred stock, but excluding the conversion of our Series C preferred stock. Because our Series C preferred stock is convertible at the fair value at the date it becomes convertible, which has not yet occurred, and the merger was structured as a merger of equals, the total shares issued to Vascular Genetics stockholders included an additional 71,429 shares in lieu of shares attributable to the conversion of the Series C preferred stock.

On July 30, 2003, we entered into a strategic alliance with Boston Scientific Corporation to develop and commercialize VEGF-2 gene therapy products to treat cardiovascular disease. Boston Scientific made a $9,000,000 investment in exchange for 1,385,377 shares of Series D Preferred Stock. Additionally, Boston Scientific paid a $1,000,000 license fee for certain intellectual property, which will be recognized as revenue over the term of the license of approximately 12 years. Boston Scientific also committed to purchasing up to $15 million of convertible debt from us based on achievement of certain milestones, $2.5 million of the available $15 million has been issued. Boston Scientific has obtained exclusive rights to distribute our VEGF-2 gene therapy products if and when regulatory approval is obtained.

Corautus filed its Protocol for its Phase II(b) clinical trial of the VEGF-2 gene on September 23, 2003. As filed with the FDA, the Phase II(b) clinical trial is proposed to be a greater than 400 patient, multi-center, randomized, double-blind, dose ranging placebo-controlled study. As in earlier trials, the primary endpoint will be the measurement of any difference in Exercise Tolerance Time (treadmill time) and the two secondary endpoints are to be Nuclear Perfusion Imaging (SPECT) to show a decrease in ischemic tissue and a decrease in angina. This study is being designed for Class III and Class IV angina patients who have been unresponsive to conventional therapy, such as medication, surgery or minimally invasive interventional procedures. The FDA must approve our submissions before we may proceed with this Phase II(b) clinical trial, and that approval has not been obtained. The FDA’s determination of when to permit the trial to proceed is more complex than a typical product candidate because our clinical trial will also involve the investigation of injection catheters supplied by a third party for gene transfer. As we work through the process of having our protocol approved, we expect further communications from and filings with the FDA and the commencement of our Phase II(b) clinical trial in the second half of 2004. Once this clinical trial commences, research and development costs are expected to increase significantly.

SECURITIES OFFERED

This prospectus relates to 394,800 shares of our common stock offered for resale for the account of the Selling Stockholders who currently hold those shares or will hold them upon issuance to them by us. The shares of common stock were issued or are issuable to the Selling Stockholders in connection with private placement transactions in which we sold 376,000 shares of our common stock and warrants exercisable for 18,800 shares of our common stock pursuant to Common Stock and Warrant Purchase Agreements dated as of March 3, 2004 and March 5, 2004. Our common stock is listed on the American Stock Exchange and trades under the symbol “CAQ.” On April 27, 2004, the last reported sale price of our common stock on the American Stock Exchange was $5.83 per share.

RISK FACTORS

Please see the Risk Factors listed under the heading “Risks and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2003, which are incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

We believe it is important to communicate our expectations to investors. However, there may be events in the future that we are not able to predict accurately or that we do not fully control that could cause actual results to differ materially from those expressed or implied. This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements that address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates and other risks that could cause actual results to differ materially. The forward-looking statements are based on information available to Corautus on the date hereof, and Corautus assumes no obligation to update any such forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. All proceeds will be payable solely to the Selling Stockholders.

The Selling Stockholders will pay any expenses customarily borne by selling stockholders (including underwriting discounts, commissions and fees and expenses of counsel to the extent not required to be paid by us). We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, but not limited to, all registration and filing fees, listing fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

The shares of common stock were issued or are issuable to the Selling Stockholders in connection with private placement transactions in which we sold 376,000 shares of our common stock and warrants exercisable for 18,800 shares of our common stock pursuant to Common Stock and Warrant Purchase Agreements dated as of March 3, 2004 and March 5, 2004. The following table sets forth, to our knowledge, certain information about the Selling Stockholders as of April 28, 2004.

We do not know when or in what amounts a Selling Stockholder may offer shares for sale. We also do not know if the Selling Stockholders will sell any or all of the shares offered by this prospectus. Because the Selling Stockholders may sell all or some of the shares offered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the Selling Stockholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholders. The percent of beneficial ownership for each stockholder is based on 12,472,039 shares of common stock outstanding as of April 28, 2004.

Name of Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering (2)		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After the Offering
				Number	Percentage
Fusion Capital Fund II, LLC	43,869	(3)	43,869	0	—
Millennium Partners, L.P.	350,931	(4)	350,931	0	—
TOTAL			394,800

(1)	The term “Selling Stockholders” includes donees, pledgees, permitted transferees or other successors-in-interest selling shares received after the date of this prospectus from a named Selling Stockholder as a gift, pledge or other non-sale related transfer.
(2)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them.
(3)	Includes a warrant to purchase 2,089 shares of Corautus common stock at an exercise price of $8.3750 per share.
(4)	Includes a warrant to purchase 16,711 shares of Corautus common stock at an exercise price of $8.3750 per share.

The Selling Stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their shares or their warrants, in transactions exempt from the registration requirements of the Securities Act, since the date on which they provided the information regarding their shares. If required, we may identify and provide additional Selling Stockholders and information with respect to them in one or more prospectus supplements.

The Selling Stockholders have not had any material relationships with us within the past three years, other than the purchase of the Common Stock hereunder registered.

DILUTION

This offering is for sales of stock by our existing stockholders on a continuous or delayed basis in the future. Sales of common stock by stockholders will not result in a change to the net tangible book value per share before and after the distribution of shares by the Selling Stockholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any rational relationship to net tangible book value per share.

PLAN OF DISTRIBUTION

The term “Selling Stockholders” includes donees, pledgees, permitted transferees or other successors-in-interest selling shares received after the date of this prospectus from a named Selling Stockholder as a gift, pledge or other non-sale related transfer. The Selling Stockholders may offer all or part of the shares included in this prospectus from time to time in one or more types of transactions, which may include block transactions, on applicable exchanges or automated interdealer quotation services, in negotiated transactions, through put or call options transactions relating to the shares offered by this prospectus, through short sales or a combination of such methods of sale. These sales may be made at fixed prices that may be changed, prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Each Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may resell their shares by one or more of the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	a cross or block trade in which the broker or dealer engaged by a Selling Stockholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	negotiated transactions;

•	options transactions;

•	short sales or borrowing, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;

•	pledge and hedging transactions with broker-dealers or other financial institutions;

•	a combination of any such methods of sale or distribution; and

•	by any other legally available means.

In effecting sales, brokers or dealers engaged by a Selling Stockholder may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from a Selling Stockholder or from the purchasers in amounts to be negotiated immediately prior to the sale. A Selling Stockholder may also sell the shares in accordance with Rule 144 or Rule 144A under the Securities Act or pursuant to other exemptions from registration under the Securities Act.

If the shares offered by this prospectus are sold in an underwritten offering, the underwriters may acquire them for their own account and may further resell these shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a prospectus supplement relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the shares specified in such prospectus supplement if any such shares are purchased. Brokers who borrow the shares to settle short sales of shares and who wish to offer and sell the shares under circumstances requiring use of the prospectus or making use of the prospectus desirable may use this prospectus. This prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts, calls and other transactions in our shares, or derivatives thereof, and may sell and deliver the shares offered by this prospectus in connection with such transactions.

We will not receive any of the proceeds from the sales of the shares by the Selling Stockholders pursuant to this prospectus. The Selling Stockholders will pay any expenses customarily borne by selling stockholders (including underwriting discounts, commissions and fees and expenses of counsel to the extent not required to be paid by us). We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, but not limited to, all registration and filing fees, listing fees and expenses of our counsel and our accountants. Our common stock is listed on the American Stock Exchange and trades under the symbol “CAQ.”

In order to comply with the securities laws of certain states, the Selling Stockholders may only sell the shares through registered or licensed brokers or dealers. In addition, in certain states, the Selling Stockholders may only sell the shares if they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements of such state is available and is complied with.

A Selling Stockholder, and any broker-dealer who acts in connection with the sale of shares hereunder, may be deemed an underwriter within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal might be deemed underwriting discounts and commissions under the Securities Act. We have agreed to indemnify certain of the Selling Stockholders and their directors, officers, employees and agents against certain liabilities including certain liabilities arising from this registration statement. The Selling Stockholders may also agree to indemnify any broker-dealer that participates in transactions involving the sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Because the Selling Stockholders may be deemed underwriters within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We are permitted to suspend the use of this prospectus in connection with the sales of shares by Selling Stockholders upon the happening of certain events. These include where the filing or use of the registration statement would materially and adversely interfere with a material financing, acquisition or other transaction or require us to disclose such material financing, acquisition, other transaction or other material non-public information, which interference or disclosure our board of directors has determined in good faith is not in the best interests of us and our stockholders. The suspension period is not to exceed sixty consecutive days and, in any event, not to exceed one hundred and twenty days in the aggregate, during any twelve month period.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the second anniversary of the date of purchase or, in certain circumstances, the date of effectiveness of this registration statement, or (ii) such time as all of the registered shares have been sold by the Selling Stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by McKenna Long & Aldridge LLP, Atlanta, Georgia. McKenna Long & Aldridge LLP is the owner of 11,964 shares of Corautus common stock.

EXPERTS

The consolidated financial statements of Corautus Genetics Inc. (formerly GenStar Therapeutics Corporation) appearing in Corautus Genetics Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports, proxy statements and other information with the SEC. You may read and copy all or any portion of the documents we file at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W.,

Washington, DC 20549. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. Also, the SEC maintains a world wide web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference into this prospectus and any prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus and any prospectus supplement, until the Selling Stockholders have sold all of the shares of Common Stock to which this prospectus and any prospectus supplement relates or the offering is otherwise terminated. Additionally, we incorporate by reference all documents that we may file with the SEC after the date of the filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement in a document incorporated by reference into this prospectus and any prospectus supplement will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus and any prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

(1) Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(2) Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

(3) Current Reports on Form 8-K dated January 13, 2004, January 23, 2004, February 2, 2004, and March 19, 2004; and

(4) The description of Corautus’ common stock as contained in Corautus’ Registration Statement on Form 8-A as filed with the SEC on April 17, 2000, including all amendments or reports filed for the purpose of updating such description.

You may request a copy of any filings referred to above, at no cost, by contacting us at the following address:

Corautus Genetics Inc.

75 Fifth Street, NW

Suite 313

Atlanta, Georgia 30308

Telephone: (404) 526-6200

394,800 Shares

CORAUTUS GENETICS INC.

Common Stock

PROSPECTUS

April 30, 2004

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of Corautus Genetics Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Corautus common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	$300.38
Printing fees	7,500.00
Legal fees and expenses	15,000.00
Accounting fees and expenses	8,500.00
Miscellaneous fees	2,699.62

Total	$34,000.00

The foregoing, except for the SEC registration fee, are estimates. We will pay all of the above expenses. The Selling Stockholders will be responsible for all expenses customarily borne by Selling Stockholders (including underwriting discounts, commissions and fees and expenses of counsel).

Item 15. Indemnification of Directors and Officers

We are empowered by the laws of the state of Delaware, subject to the procedures and limitations therein, to indemnify any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of Corautus. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. Our Second Amended and Restated Bylaws provide for indemnification for our directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnity agreements with our officers and directors providing, in each case, for the indemnification by Corautus of such individuals for all losses and related expenses (subject to certain limitations) incurred by them arising out of the discharge of their respective duties as directors and/or officers of Corautus.

The foregoing statements are subject to the detailed provisions of Delaware law, our Restated Certificate of Incorporation and our Second Amended and Restated Bylaws.

Pursuant to Delaware law, Article VII of our Restated Certificate of Incorporation provides that no director of Corautus shall be personally liable to Corautus or its stockholders for monetary damages for any breach of his or her fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his or her duty of loyalty to Corautus or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) in connection with the unlawful payment of dividends or an unlawful stock purchase or redemption under Delaware Law, or (4) for any transaction from which the director derived an improper personal benefit.

We have purchased and currently maintain insurance on behalf of our officers and directors against liability asserted against or incurred by these persons in their capacity as an officer or director, or arising out of their status as an officer or director, regardless of whether we would have the power to indemnify or advance expenses to these persons against these liabilities under our Certification of Incorporation, Bylaws or Delaware law.

ITEM 16. EXHIBITS

Exhibit Number	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to our Registration Statement on Form 10-SB filed February 9, 1996)

4.2	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Annual Report on Form 10-KSB filed March 30, 2000)

4.3	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 of our Annual Report on Form 10-K filed March 28, 2003)

4.4	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of our Annual Report on Form 10-K filed March 28, 2003)

4.5	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.5 our Annual Report on Form 10-K filed March 28, 2003)

4.6	Certificate of Designation of Preferences and Rights of Series D Preferred Stock (incorporated by reference to Exhibit 4.1 of our Quarterly Report on Form 10-Q filed August 14, 2003)

4.7	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.10 of our Annual Report on Form 10-K filed March 30, 2004)

5.1	Opinion of McKenna Long & Aldridge LLP

10.1	Common Stock and Warrant Purchase Agreement by and among Corautus Genetics Inc. and the Purchasers named therein, dated March 3, 2004 (incorporated by reference to Exhibit 10.26 of our Annual Report on Form 10-K filed March 30, 2004)

10.2	Common Stock and Warrant Purchase Agreement by and among Corautus Genetics Inc. and the Purchasers named therein, dated March 5, 2004 (incorporated by reference to Exhibit 10.27 of our Annual Report on Form 10-K filed March 30, 2004)

23.1	Consent of Ernst & Young LLP

23.2	Consent of McKenna Long & Aldridge LLP (included in Exhibit 5.1 above)

24.1	Powers of Attorney (see signature page to this registration statement)

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 30, 2004.

CORAUTUS GENETICS INC. (Registrant)

By:	/s/ Robert T. Atwood

Robert T. Atwood Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert T. Atwood, Jack W. Callicutt and Richard E. Otto, and each of them, as his true and lawful attorneys-in-fact, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents (or any of them), or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities indicated as of April 30, 2004, have signed this registration statement.

Signatures	Title

/s/ Paul D. Quadros Paul D. Quadros	Chairman of the Board

/s/ Richard E. Otto Richard E. Otto	President and Chief Executive Officer (Principal Executive Officer) Director

/s/ Robert T. Atwood Robert T. Atwood	Executive Vice President and Chief Financial Officer (Principal Financial Officer) Director

/s/ Jack W. Callicutt Jack W. Callicutt	Vice President Finance and Administration (Principal Accounting Officer)

/s/ Eric N. Falkenberg Eric N. Falkenberg	Director

/s/ John R. Larson John R. Larson	Director

/s/ Victor W. Schmitt Victor W. Schmitt	Director

/s/ Daniel Pharand Daniel Pharand	Director

/s/ Ivor Royston Ivor Royston	Director

/s/ James C. Gilstrap James C. Gilstrap	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to our Registration Statement on Form 10-SB filed February 9, 1996)

4.2	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Annual Report on Form 10-KSB filed March 30, 2000)

4.3	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 of our Annual Report on Form 10-K filed March 28, 2003)

4.4	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of our Annual Report on Form 10-K filed March 28, 2003)

4.5	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.5 our Annual Report on Form 10-K filed March 28, 2003)

4.6	Certificate of Designation of Preferences and Rights of Series D Preferred Stock (incorporated by reference to Exhibit 4.1 of our Quarterly Report on Form 10-Q filed August 14, 2003)

4.7	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.10 of our Annual Report on Form 10-K filed March 30, 2004)

5.1	Opinion of McKenna Long & Aldridge LLP

10.1	Common Stock and Warrant Purchase Agreement by and among Corautus Genetics Inc. and the Purchasers named therein, dated March 3, 2004 (incorporated by reference to Exhibit 10.26 of our Annual Report on Form 10-K filed March 30, 2004)

10.2	Common Stock and Warrant Purchase Agreement by and among Corautus Genetics Inc. and the Purchasers named therein, dated March 5, 2004 (incorporated by reference to Exhibit 10.27 of our Annual Report on Form 10-K filed March 30, 2004)

23.1	Consent of Ernst & Young LLP

23.2	Consent of McKenna Long & Aldridge LLP (included in Exhibit 5.1 above)

24.1	Powers of Attorney (see signature page to this registration statement)